Exhibit 10.25

DATED 25 May 2023

BETWEEN

(1)	ALEXANDER KONG KING ONG

(2)	REGAL PLANET LIMITED

(3)	SEAMLESS GROUP INC.

as the Guarantors

AND

(4)	RIPPLE LABS SINGAPORE PTE. LTD.

as the Company

DEED OF GUARANTEE

Dentons Rodyk & Davidson LLP

80 Raffles Place

#33-00 UOB Plaza 1

Singapore 048624

G +65 6225 2626

F +65 6225 1838

dentons.com

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2

2.	GUARANTEE AND INDEMNITY	7

3.	REPRESENTATIONS	10

4.	INFORMATION UNDERTAKINGS	13

5.	FINANCIAL COVENANTS	15

6.	GENERAL UNDERTAKINGS	17

7.	DEMANDS	21

8.	RIGHTS AND POWERS	21

9.	[RESERVED]	22

10.	FURTHER ASSURANCE	22

11.	CONTINUING SECURITY	22

12.	SETTLEMENT	24

13.	INDEMNITIES	25

14.	PAYMENTS, TAXES, COSTS AND EXPENSES	26

15.	ASSIGNMENT AND TRANSFER	28

16.	PERSONAL DATA	28

17.	CONDUCT OF BUSINESS BY THE COMPANY	29

18.	SET-OFF	29

19.	NOTICES	29

20.	CALCULATIONS AND CERTIFICATES	30

21.	PARTIAL INVALIDITY	31

22.	REMEDIES AND WAIVERS	31

23.	AMENDMENTS AND WAIVERS	31

24.	COUNTERPARTS	31

25.	GOVERNING LAW	31

26.	ENFORCEMENT	31

27.	CONFIDENTIALITY	32

SCHEDULE 1 EXISTING DEBT		33

THIS DEED OF GUARANTEE is dated 25 May 2023 and made between:

(1)	ALEXANDER KONG KING ONG, founder and Chairman of Seamless Group, holder of Hong Kong Identity Card No. whose residential address is at 19/F, No.6, Block B, Fontana Garden, 22 Ka Ning Path, Tai Hang, Hong Kong (“Alex”);

(2)	REGAL PLANET LIMITED, a BVI business company incorporated in the British Virgin Islands with company number 1724590 and having its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (“Regal”);

(3)	SEAMLESS GROUP INC. (formerly known as TNG FINTECH GROUP INC.), (Cayman Islands Registration Number 344182), an exempted company incorporated in the Cayman Islands with limited liability and having its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Seamless”);

(collectively, the “Guarantors” and each, a “Guarantor”); and

(4)	RIPPLE LABS SINGAPORE PTE. LTD. (Company Registration Number 201708102R), a company incorporated in Singapore and having its registered office at 77 Robinson Road, #16-00, Robinson 77, Singapore 068896 (the “Company”).

WHEREAS:

(A)	At the request of GEA LIMITED (Company Number 2668557), a company incorporated in Hong Kong and having its registered office at Room A, 21/F, Olympia Plaza, 255 King’s Road, North Point, Hong Kong (the “Purchaser”), the Company has agreed to enter into transactions in which the Company will make available XRP, the digital asset native to the XRP Ledger (“XRP”), for purchase by the Purchaser (collectively, the “Transaction”). In connection with the Transaction:

(i)	the Purchaser and the Company have entered into a Master XRP Commitment to Sell Agreement dated 12 September 2022 (the “CTS Agreement”) and the Company has extended a Line of Credit (as defined in the CTS Agreement) for the sum of US$5,000,000 to the Purchaser pursuant to a Line of Credit Addendum entered into by the Purchaser and the Company on 12 September 2022 (the “Line of Credit Addendum (2022)”); and

(ii)	the Company has agreed to grant or continue to grant and may from time to time in future agree to grant lines of credit to the Purchaser pursuant to the terms of the CTS Agreement and each applicable Line of Credit Addendum (collectively, including the Line of Credit Addendum (2022), the “Lines of Credit” and each, a “Line of Credit”).

(B)	It is a condition of the Company so agreeing to enter into the Transaction with the Purchaser and to grant, make available and/or continue to grant and/or make available the Lines of Credit to the Purchaser that each Guarantor executes and delivers this Deed in favour of the Company to guarantee the due and punctual payment and discharge of all the Guaranteed Obligations and performance of all the other obligations of the Purchaser under or in connection with the Lines of Credit and the Transaction Documents.

(C)	As at the date of this Deed, Alex owns 95.64% of the issued share capital of Regal, all of which are fully paid. Regal owns 79.2% of the issued share capital of Seamless, all of which are fully paid. Seamless, indirectly, owns all of the issued share capital of the Purchaser, all of which are fully paid.

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(D)	Each Guarantor has (after giving due consideration to the terms and conditions of the CTS Agreement and satisfying itself that there are reasonable grounds for believing that the execution by it of this Deed will benefit it) decided in good faith and for the purposes of its business to execute this Deed in favour of the Company for the purposes set out in recital (B) above.

NOW THIS DEED WITNESSES as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed:

“Affiliate” means, in relation to any Person, a Subsidiary of that Person or a Holding Company of that Person or any other Subsidiary of that Holding Company.

“Authorisation” means:

(a)	an authorisation, consent, approval, permit, waiver, resolution, licence, exemption, filing, notarisation, order, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law or regulation if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Business Day” means a day (other than a Saturday or Sunday or a gazetted public holiday) on which banks and the Company are open for general business in Singapore.

“Companies Act” means the Companies Act 1967 of Singapore.

“Credit Extension” means each extension of credit by the Company for the Purchaser’s benefit pursuant to a Line of Credit.

“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination or the satisfaction of any condition under a Transaction Document or any combination of any of the foregoing) be an Event of Default.

“Delegate” means a delegate or sub-delegate appointed under Clause 8.3 (Delegation).

“Discharge Date” means the date on which the Company becomes satisfied that all the Guaranteed Obligations have been irrevocably and unconditionally paid and discharged in full, the Lines of Credit cease to be available to be advanced and/or in effect and the Obligors cease to be under any liability to the Company under or in connection with the Transaction Documents.

“Divestiture” means the spin-out, carve-out, divestiture or transfer of the equity interests that Seamless owns in the Purchaser to the shareholders of Seamless pursuant to the Business Combination Agreement such that, upon the consummation of the Divestiture, the Purchaser shall no longer be an Affiliate or Subsidiary of the Seamless.

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“Event of Default” means any event or circumstance described as such in any Transaction Document and includes any termination event, automatic early termination event, mandatory prepayment event or any other event or circumstance, however described, which will render the Guaranteed Obligations or any part thereof to become due and payable before its normal maturity or in the absence of the concept of an event of default, if the Purchaser shall fail to pay, satisfy or discharge on demand the Guaranteed Obligations or any part thereof which are expressed in the relevant Transaction Document to be payable on demand and shall include any “Event of Default” as defined in the CTS Agreement.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease) (“Finance Leases”);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“GAAP” means generally accepted accounting principles in Singapore, including IFRS.

“Governmental Agency” means any government or any governmental agency, semi- governmental or judicial entity or authority (including any stock exchange or any self- regulatory organisation established under statute).

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“Guaranteed Obligations” means all present and future moneys, debts, obligations, liabilities and indebtedness which are or at any time may be or become due, owing or incurred by the Obligors to the Company under or in connection with the Lines of Credit and the Transaction Documents (in each case, whether alone or jointly, or jointly and severally, with any other Person, whether actually or contingently and whether as principal, surety or otherwise), including the aggregate amount of US$24,376,493.71 (together with any additional interest or fees) due from and payable by the Purchaser under the CTS Agreement and the Line of Credit Addendum (2022) as at the date of this Deed.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“INFINT” means INFINT Acquisition Corporation, a Cayman Islands exempted company.

“Line of Credit Addenda” means all addenda to the CTS Agreement executed by the parties thereto and containing the commercial terms for Credit Extensions for the withdrawn Committed XRP (as defined in the CTS Agreement) substantially in the form attached to the CTS Agreement as Appendix E, and each, a “Line of Credit Addendum”.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, assets, condition (financial or otherwise), operations or management of an Obligor;

(b)	the ability of an Obligor to perform and comply with any of its obligations under or in connection with the Transaction Documents; or

(c)	the validity, legality or enforceability of any Transaction Document or the rights or remedies of the Company thereunder.

“Merger Sub” means Fintech Merger Sub Corp., a Cayman Islands exempted company.

“Obligor” means the Purchaser, each Guarantor or any other Person (other than the Company) who is a party to the Transaction Documents.

“Party” means a party to this Deed.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Property Act” means the Conveyancing and Law of Property Act 1886 of Singapore.

“Seamless Termination Date” has the meaning ascribed to such term in Clause 2.7 (Sunset of Guarantee by Seamless).

“Security” means a mortgage, debenture, charge, pledge, lien or other security interest securing any obligation of any Person or any other agreement or arrangement having a similar effect.

“Singapore Dollars” or “S$” means the lawful currency of Singapore.

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“SPAC Transaction” means the business combination involving Seamless and INFINT pursuant to the Business Combination Agreement, pursuant to which, among other things, Merger Sub will be merged with and into Seamless with Seamless surviving such merger and becoming a wholly-owned subsidiary of INFINT.

“Subsidiary” means a subsidiary within the meaning of Section 5 of the Companies Act.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Transaction Documents” means, collectively, the CTS Agreement, each Line of Credit Addendum (including the Line of Credit Addendum (2022)) and any other present or future agreement entered into by the Purchaser, if any, or any other Person for the benefit of the Company in connection with the Transaction, the Credit Extensions and/or the Lines of Credit, all as amended, restated, or otherwise modified from time to time.

“US Dollars” or “US$” means the lawful currency of the United States of America.

1.2	Construction

(a)	In this Deed (including the recitals hereto), except where the context otherwise requires or unless the terms of this Deed provide otherwise, words and expressions defined in the CTS Agreement shall have the same meaning when used or referred to in this Deed.

(b)	Unless a contrary indication appears, any reference in this Deed to:

(i)	the “Company”, the “Guarantor”, any “Obligor”, any “Party”, the “Purchaser” or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any Person or to make an investment in or loan to any Person or to purchase assets of any Person where, in each case, such obligation is assumed in order to maintain or assist the ability of such Person to meet its indebtedness;

(iv)	“including” shall be construed as “including without limitation” or “including but not limited to” (and similar expressions shall be construed similarly);

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	a “regulation” includes any regulation, rule, official directive, request, requirement or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

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(vii)	a Transaction Document or any other agreement, instrument or document is a reference to that Transaction Document or that other agreement, instrument or document as from time to time amended, supplemented, novated, replaced, restated or otherwise modified in any manner or respect whatsoever (including any amendments, supplementals, novations, replacements, restatements and modifications relating to the grant of any new Credit Extension or Line of Credit or any change in the nature, structure or composition of, or any increase or reduction in the limit of, or the extension of, any of the Lines of Credit made or to be made available) and references to this Deed include any document which is expressed to be collateral herewith or which is entered into pursuant to or in accordance with the terms hereof;

(viii)	a provision of law is a reference to that provision as amended or re- enacted;

(ix)	references to the singular include the plural and vice versa; and

(x)	a time of day is a reference to Singapore time.

(c)	Clause headings are for ease of reference only and words importing the singular number include the plural number and vice versa.

(d)	Unless a contrary indication appears, a term used in any other Transaction Document or in any notice given under or in connection with any Transaction Document has the same meaning in that Transaction Document or notice as in this Deed.

(e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(f)	All obligations under this Deed which are to be interpreted with reference to the CTS Agreement shall, notwithstanding the CTS Agreement terminating or ceasing for any reason to be in force, continue to subsist as if the relevant clauses in the CTS Agreement were set out in full herein.

1.3	Third Party Rights

(a)	Save for the Company, the Delegates, any attorney or nominee of the Company or any Delegate and any Person appointed by any of them and unless expressly provided to the contrary in this Deed, a Person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 2001 to enforce or to enjoy the benefit of any term of this Deed.

(b)	Notwithstanding any term of this Deed, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Deed.

1.4	Binding Obligations

(a)	This Deed and all the provisions hereof shall be deemed to be made by and be binding on each of the Guarantors jointly and severally and each obligation of a Guarantor under this Deed is joint and several and unconditional and irrevocable.

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(b)	All covenants, undertakings, representations, warranties, stipulations and provisions in this Deed expressed to be applicable to a Guarantor shall nevertheless be deemed to be applicable to and be performed and discharged by the Guarantors jointly and severally.

(c)	This Deed shall be a continuing security binding on each of the Guarantors and its successors and shall be valid, binding and enforceable upon any Guarantor who has executed this Deed, notwithstanding that this Deed has not been executed by any other Guarantor.

(d)	This Deed shall not be revoked or otherwise prejudiced or impaired as to any Guarantor by the liquidation, winding up, dissolution, bankruptcy, judicial management, administration, provisional liquidation, supervision, termination of existence or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any other Guarantor.

2.	GUARANTEE AND INDEMNITY

2.1	Guarantee and Indemnity

By way of continuing security for the payment and discharge of the Guaranteed Obligations and for the performance of all the other obligations of the Obligors under the Transaction Documents, the Lines of Credit, the Credit Extensions and the Line of Credit Addenda each Guarantor hereby irrevocably and unconditionally:

(a)	guarantees to the Company the due and punctual payment and discharge of the Guaranteed Obligations and performance by the Purchaser of all the Purchaser’s other obligations under the Transaction Documents, the Lines of Credit, the Credit Extensions and the Line of Credit Addenda;

(b)	undertakes with the Company that:

(i)	whenever the Purchaser does not pay any amount when due under or in connection with the Transaction Documents, the Lines of Credit, any Credit Extension or any Line of Credit Addendum, it will immediately on demand, pay that amount as if it was the principal obligor; and

(ii)	if an Ipso Facto Event has occurred, it will immediately on demand by the Company pay the Guaranteed Obligations and other amounts referred to in the Transaction Documents, the Lines of Credit, the Credit Extensions and the Line of Credit Addenda as if it was the principal obligor under the Transaction Documents, the Lines of Credit, the Credit Extensions and the Line of Credit Addenda; and

(c)	undertakes with the Company that, if any amount which would otherwise be claimed by the Company under paragraphs (a) and/or (b) above is for any reason not recoverable thereunder on the basis of a guarantee, it will as principal debtor and primary obligor indemnify the Company immediately on demand against any cost, loss or liability which the Company may sustain, suffer or incur as a result of the Purchaser not paying any amount when (if such amount were recoverable from the Purchaser) it would have been due under or in connection with any of the Transaction Documents, the Lines of Credit, any Credit Extension or any Line of Credit Addendum and the amount payable by it under this indemnity shall not exceed the amount it would have had to pay under paragraphs (a) and/or (b) above if the amount claimed had been recoverable on the basis of a guarantee.

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For the purposes of this Clause 2.1:

(A)	“Ipso Facto Event” means:

(1)	proceedings have commenced by or in relation to the Purchaser or the Purchaser is insolvent; or

(2)	the Purchaser is the subject of any process which under any law with a similar purpose may give rise to a stay on, or prevention of, the exercise of contractual rights.

(B)	“proceedings” has the meaning ascribed to it in Section 440(6) of the Insolvency, Restructuring and Dissolution Act 2018 of Singapore.

2.2	Interest

(a)	Each Guarantor agrees to pay interest to the Company at the default rate and on the basis set out in paragraphs (b) and (c) below or any analogous provision in the Transaction Documents (or at such other rate and on such other basis as the Company may determine from time to time) on all sums demanded from it under or in connection with this Deed.

(b)	If any Guarantor fails to pay any amount payable by it under this Deed (an “Unpaid Sum”) on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (c) below, is:

(i)	(in the case of an Unpaid Sum relating to a Line of Credit, a Credit Extension or a Line of Credit Addendum) the Default Rate (as defined in the relevant Line of Credit Addendum to which such Unpaid Sum relates) which would have been payable if the Unpaid Sum had during the period of non-payment constituted a Credit Extension under the relevant Line of Credit Addendum to which such Unpaid Sum relates; or

(ii)	(in all other cases) the Default Rate (as defined in the CTS Agreement) which would have been payable if the Unpaid Sum had during the period of non-payment constituted an amount payable under an undisputed invoice under the CTS Agreement which is past due.

Any interest accruing under this Clause 2.2 shall be immediately payable by the Guarantors, jointly and severally, on demand by the Company.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each interest period applicable to that Unpaid Sum but will remain immediately due and payable.

2.3	Continuing Guarantee

Subject to Clause 2.7 (Sunset of Guarantee by Seamless), this Deed is a continuing guarantee and will extend to the ultimate balance of sums payable by the Purchaser under the Transaction Documents, the Lines of Credit, the Credit Extensions and the Line of Credit Addenda, regardless of any intermediate payment or discharge in whole or in part.

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2.4	Waiver of Defences

(a)	Until all amounts which may be or become payable by the Purchaser under or in connection with the Transaction Documents, the Lines of Credit, the Credit Extensions and the Line of Credit Addenda have been irrevocably paid in full and unless the Company otherwise directs, none of the Guarantors will exercise or otherwise enjoy the benefit of any right which it may have by reason of performance by it of its obligations under the Transaction Documents or by reason of any amount being payable, or liability arising, under this Clause 2:

(i)	to be indemnified by the Purchaser;

(ii)	to claim any contribution from any other guarantor of or provider of security for the Purchaser’s obligations under the Transaction Documents;

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Company under the Transaction Documents or of any other guarantee or security taken pursuant to, or in connection with, the Transaction Documents by the Company;

(iv)	to bring legal or other proceedings for an order requiring the Purchaser to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under this Clause 2;

(v)	to exercise any right of set-off against the Purchaser; and/or

(vi)	to claim or prove as a creditor of the Purchaser in competition with the Company.

(b)	If any Guarantor shall receive any benefit, payment or distribution in relation to any such right it shall hold that benefit, payment or distribution (or so much of it as may be necessary to enable all amounts which may be or become payable to the Company by the Obligors under or in connection with the Transaction Documents, the Lines of Credit, the Credit Extensions and the Line of Credit Addenda to be paid in full) on trust for the Company, and shall promptly pay or transfer the same to the Company or as the Company may direct for application in whatever order the Company may decide in its absolute discretion.

2.5	Immediate Recourse

Each Guarantor waives any right it may have of first requiring the Company to proceed against or enforce any other rights or security or claim payment from any Person before claiming from it under this Deed. This waiver applies irrespective of any law or any provision of a Transaction Document to the contrary.

2.6	Principal Debtor

Though as between a Guarantor and the Purchaser, that Guarantor is surety only for the Purchaser, yet as between each Guarantor and the Company, that Guarantor shall be deemed to be the principal debtor and the primary obligor for the Guaranteed Obligations and accordingly, none of the Guarantors shall be discharged nor shall any of its liabilities be affected by any act, thing, omission or means whatsoever whereby its liabilities would not have been discharged if it had been the principal debtor or the primary obligor.

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2.7	Sunset of Guarantee by Seamless

(a)	Subject to paragraph (b) below, the obligations of Seamless hereunder shall terminate on the date that is six (6) months following the closing of the SPAC Transaction (the “Seamless Termination Date”).

(b)	Paragraph (a) above shall be without prejudice to Seamless’ obligations under this Deed for any Guaranteed Obligations in relation to the Transaction Documents, the Lines of Credit, the Credit Extensions and the Line of Credit Addenda outstanding as at the Seamless Termination Date if the Company has provided written notice to Seamless prior to the Seamless Termination Date that it intends to take enforcement action against Seamless for the Guaranteed Obligations.

3.	REPRESENTATIONS

Each Guarantor makes the representations and warranties set out in this Clause 3 to the Company on the date of this Deed.

3.1	Status

(a)	(In the case of a corporate Guarantor) It is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

(c)	Alex directly owns 95.64% of the issued share capital of Regal, Regal directly owns 79.2% of the issued share capital of Seamless and Seamless indirectly owns all of the issued share capital of the Purchaser, all of which are fully paid.

3.2	Binding Obligations

The obligations expressed to be assumed by it in the Transaction Documents to which it is a party are, subject to any general principles of law limiting its obligations in respect of equitable remedies, bankruptcy, insolvency, liquidation or creditors’ rights generally legal, valid and binding obligations, enforceable in accordance with their respective terms.

3.3	Non-Conflict with Other Obligations

The entry into and performance by it of and the transactions contemplated by the Transaction Documents to which it is a party do not and will not:

(a)	conflict with:

(i)	any law or regulation applicable to it;

(ii)	(in the case of a corporate Guarantor) any provision of its Memorandum and Articles of Association or other constitutional documents of it; or

(iii)	any agreement or instrument binding upon it or any of its assets; or

(b)	result in the existence of or oblige it to create any Security over any of its assets.

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3.4	Power and Authority

It has the power to enter into, perform and deliver and has taken all necessary action to authorise its entry into, performance and delivery of the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

3.5	Validity and Admissibility in Evidence

All Authorisations required:

(a)	to enable it to lawfully enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;

(b)	to ensure that those obligations are valid, legally binding and enforceable in accordance with their terms;

(c)	to make the Transaction Documents admissible in evidence in Singapore and any other relevant jurisdiction; and

(d)	for it to carry on its business,

have been obtained or effected and are in full force and effect.

3.6	Governing Law and Enforcement

The choice of Singapore law as the governing law of the relevant Transaction Documents to which it is a party and any judgment obtained in Singapore in relation to those Transaction Documents will be recognised and enforced in Singapore and any other relevant jurisdiction.

3.7	Deduction of Tax

It is not required under any applicable law to make any deduction for or on account of Tax from any payment it may make under any Transaction Document to which it is a party.

3.8	No Filing or Stamp Taxes

It is not necessary that the Transaction Documents to which it is a party be filed, registered, recorded or enrolled with any court or other authority in any applicable jurisdiction or that any stamp, registration or similar Tax be paid on or in relation to those Transaction Documents or the transactions contemplated by any of them.

3.9	No Default

(a)	No Default has occurred or is anticipated.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which any of its assets is subject which would have a Material Adverse Effect.

3.10	No Misleading Information

(a)	Any information furnished to the Company in relation to such Guarantor, the Transaction, the Transaction Documents and the Lines of Credit was true and accurate as at the date it was provided or as at the date (if any) at which it is stated.

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(b)	Any financial projections provided by it with respect to such Guarantor have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Any opinions, projections and forecasts furnished to the Company with respect to such Guarantor by it genuinely represented its views and were arrived at after due and careful consideration, are based on the best information available to it and on fair and reasonable assumptions and are, in its considered opinion, fair and reasonable in the circumstances prevailing at the time when such forecasts and projections were made and in the light of the assumptions made.

(d)	Nothing has occurred and no information has been given or withheld that results in such information, opinions, projections or forecasts being untrue or misleading and such Guarantor is not aware of any facts or circumstances which could make any of such information, opinions, projections and forecasts untrue, incomplete, inaccurate or misleading.

3.11	Material Adverse Change

There has been no material adverse change in such Guarantor’s business, assets, condition (financial or otherwise), operations, management or prospects since the date of this Deed.

3.12	Pari Passu Ranking

Its obligations and liabilities under the Transaction Documents to which such Guarantor is a party are direct, unconditional and unsubordinated and shall at all times rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors.

3.13	No Proceedings

No investigation, litigation, arbitration, administrative or other proceeding or claim has been started or threatened against such Guarantor or any of its assets.

3.14	Solvency

(a)	Such Guarantor is able to pay its debts when they fall due (including subordinated and contingent debts).

(b)	No corporate action, legal proceeding or other procedure or step has been taken, started or threatened in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, liquidation, winding up, dissolution, bankruptcy, administration, judicial management, provisional liquidation, supervision, termination of existence or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of such Guarantor;

(ii)	any composition, assignment or arrangement with or for the benefit of any creditor of such Guarantor;

(iii)	the appointment of a liquidator, receiver, trustee, judicial manager, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of such Guarantor or any of its assets; or

(iv)	the enforcement of any Security over any assets of such Guarantor, or any analogous procedure or step is taken in any jurisdiction, or anything referred to in any analogous provision of the Transaction Documents.

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3.15	Immunity

Such Guarantor is not, and none of its assets is, entitled to immunity from suit, execution, attachment or other legal process and in any proceedings taken in Singapore in relation to the Transaction Documents to which it is a party, it shall not be entitled to claim immunity for itself or any of its assets arising from suit, execution or other legal process.

3.16	Authorised Signatories

Any Person specified as its authorised signatory under the Transaction Documents or paragraph (b) of Clause 4.3 (Miscellaneous Information) is authorised to sign any notices on its behalf.

3.17	Taxes

Such Guarantor has paid and discharged or will pay and discharge prior to the date when penalties become attached thereto, all Taxes, assessments, fees and other governmental charges assessed against it or upon any of its assets or adequate reserves have been established for the payment thereof.

3.18	Anti-Corruption Law

Such Guarantor has conducted its business in compliance with applicable anti- corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

3.19	Title

Such Guarantor is the sole legal and beneficial owner of and has good and marketable title to all its assets.

3.20	Existing Debt

Such Guarantor has not incurred, and does not have outstanding, any Financial Indebtedness save as set out in Schedule 1 (Existing Debt).

3.21	Repetition

Each of the representations and warranties set out in this Clause 3 is deemed to be made by it by reference to the facts and circumstances then existing on each date that the Purchaser receives a Credit Extension or any of the Transaction Documents are in force and/or in effect, for so long as this Deed is in force.

4.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 4 remain in force from the date of this Deed for so long as the Guaranteed Obligations or any part thereof is outstanding (actually or contingently) or any of the Transaction Documents or the Lines of Credit is in force and/or in effect.

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4.1	Financial Statements

Seamless shall supply to the Company:

(a)	as soon as the same becomes available but in any event within ninety (90) days after the end of each of its financial years, its consolidated (if applicable) and unconsolidated unaudited financial statements for that financial year; and

(b)	as soon as the same becomes available but in any event within forty-five (45) days after the end of each of its financial quarters, its consolidated (if applicable) and unconsolidated financial statements for that financial quarter.

4.2	Requirements as to Financial Statements

(a)	Each set of the financial statements delivered pursuant to Clause 4.1 (Financial Statements) shall be certified by a director of the Seamless as fairly representing its financial condition and operations as at the date of such financial statements.

(b)	Seamless shall ensure that each set of the financial statements delivered pursuant to Clause 4.1 (Financial Statements) is prepared using GAAP consistently applied.

4.3	Miscellaneous Information

Each Guarantor will supply to the Company:

(a)	all documents despatched by it to its shareholders (or any class of them) or its creditors generally at the same time as they are despatched;

(b)	promptly, notice of any change in its authorised signatories signed by a director of the relevant Guarantor and accompanied by the relevant board directors’ resolutions of the relevant Guarantor and the specimen signatures of any new authorised signatories; and

(c)	promptly, such information regarding its business, assets, condition (financial or otherwise), operations, management or prospects as the Company may from time to time reasonably request.

4.4	Notification of Material Change

Each Guarantor will notify the Company of:

(a)	the details of any investigation, litigation, arbitration, administrative or other proceeding or claim which is current, threatened or pending against it or any of its assets; and

(b)	the occurrence of any event which might have a Material Adverse Effect,

all such notification to be given to the Company immediately after it has knowledge of the same and in the case of a notification of legal proceedings or threat thereof, the estimated amount of the potential liability, if ascertainable.

4.5	Notification of Default

Each Guarantor will notify the Company of any Default (and the steps, if any, being taken to remedy it) immediately upon becoming aware of its occurrence.

4.6	Know Your Customer Checks

Each Guarantor will promptly upon the request of the Company from time to time, supply, or procure the supply of, such documentation and other evidence with respect to such Guarantor as is reasonably requested by the Company in order for the Company to conduct any “know your customer” or other similar procedures under applicable laws and regulations.

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5.	FINANCIAL COVENANTS

The undertakings in this Clause 5 remain in force from the date of this Deed for so long as the Guaranteed Obligations or any part thereof is outstanding (actually or contingently) or any of the Transaction Documents or the Lines of Credit is in force and/or in effect.

5.1	Financial Definitions

In this Deed:

(a)	“Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of Seamless for or in respect of Financial Indebtedness.

(b)	“Cash” means, at any time, cash denominated in Singapore Dollars in hand or at bank and (in the latter case) credited to an account in the name of Seamless with a bank or financial institution approved by the Company and to which Seamless is alone beneficially entitled and for so long as:

(i)	that cash is repayable on demand;

(ii)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any Person whatsoever or on the satisfaction of any other condition;

(iii)	there is no Security over that cash; and

(iv)	the cash is freely and immediately available to be applied in payment of the Guaranteed Obligations.

(c)	“Cash Equivalent Investments” means at any time:

(i)	certificates of deposit maturing within one year after the relevant date of calculation and issued by a bank or financial institution which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, or, if no rating is available the bank or financial institution has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(ii)	any investment in marketable debt obligations issued or guaranteed by the government of Singapore or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(iii)	commercial paper not convertible or exchangeable to any other security:

(A)	for which a recognised trading market exists;

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(B)	issued by an issuer incorporated in Singapore;

(C)	which matures within one year after the relevant date of calculation; and

(D)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P- 1 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(iv)	any investment in money market funds which:

(A)	have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited; and

(B)	invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above,

to the extent that investment can be turned into cash on not more than 30 days’ notice; or

(v)	any other debt security approved by the Company,

in each case, denominated in Singapore Dollars and to which Seamless is alone beneficially entitled at that time and which is not issued or guaranteed by any Obligor or subject to any Security.

(d)	“Current Assets” means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of Seamless including prepayments in relation to operating items and sundry debtors (but excluding Cash and Cash Equivalent Investments) expected to be realised within twelve months from the date of computation but excluding amounts in respect of:

(i)	receivables in relation to Tax;

(ii)	Exceptional Items and other non-operating items;

(iii)	insurance claims; and

(iv)	any interest owing to any Obligor.

(e)	“Current Liabilities” means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of Seamless expected to be settled within twelve months from the date of computation but excluding amounts in respect of:

(i)	liabilities for Borrowings and Finance Charges;

(ii)	liabilities for Tax;

(iii)	Exceptional Items and other non-operating items; and

(iv)	insurance claims.

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(f)	“Exceptional Items” means any exceptional, one off, non-recurring or extraordinary items or any material items of an unusual or non-recurring nature which represent gains or losses including those arising on:

(i)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(ii)	disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write down or impairment; and

(iii)	disposals of assets associated with discontinued operations.

(g)	“Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Borrowings paid or payable by Seamless (calculated on a consolidated basis) in cash or capitalised in respect of that Relevant Period including:

(i)	any upfront fees or costs which are included as part of the effective interest rate adjustments;

(ii)	the interest (but not the capital) element of payments in respect of Finance Leases; and

(iii)	any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) Seamless under any interest rate hedging arrangement.

(h)	“Relevant Period” means each period of twelve (12) Months ending on the financial year-end of Seamless.

5.2	Financial Covenants

Seamless shall ensure that:

(a)	the ratio of Current Assets to Current Liabilities for each Relevant Period shall not be less than 0.86;

(b)	the ratio of (i) Cash to (ii) Current Assets for each Relevant Period shall not be less than 0.58; and

(c)	the ratio of (i) Cash to (ii) Current Liabilities for each Relevant Period shall not be less than 0.68.

5.3	Financial Testing

The financial covenants set out in Clause 5.2 (Financial Covenants) shall be calculated in accordance with GAAP and tested by reference to each set of the financial statements delivered pursuant to paragraph (a) of Clause 4.1 (Financial Statements).

6.	GENERAL UNDERTAKINGS

The undertakings in this Clause 6 remain in force from the date of this Deed for so long as the Guaranteed Obligations or any part thereof is outstanding (actually or contingently) or any of the Transaction Documents or the Lines of Credit is in force and/or in effect.

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6.1	Authorisations

Each Guarantor will promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Company of,

any Authorisation required (i) to enable it to perform its obligations under the Transaction Documents to which it is a party, (ii) to ensure the legality, validity, enforceability and admissibility in evidence of those Transaction Documents in Singapore and any other relevant jurisdiction, and (iii) in relation to the carrying on of its affairs and business.

6.2	Compliance with Laws

Each Guarantor will comply in all respects with all laws to which it may be subject.

6.3	Pari Passu Ranking

Each Guarantor will ensure that its obligations and liabilities under the Transaction Documents to which it is a party are direct, unconditional and unsubordinated and shall at all times rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors.

6.4	Negative Pledge

(a)	Each Guarantor shall not (nor shall it agree, conditionally or unconditionally, to) create or permit to subsist or arise any Security over any of its assets.

(b)	Paragraph (a) above shall not apply to the Security granted by Seamless in favour of DBS Bank (Hong Kong) Limited over cash held in accounts at DBS Bank (Hong Kong) Limited with a fair market value that shall not exceed $2,050,000 at any time to secure a letter of credit.

6.5	Disposals

Except for the Divestiture, each Guarantor shall not (nor shall it agree, conditionally or unconditionally, to) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary and whether at one time or over a period of time) to sell, lease, assign, factor, transfer or otherwise dispose of (whether outright, by a sale-and-repurchase or sale-and-leaseback arrangement or otherwise) any asset which (either alone or when so aggregated) could have a Material Adverse Effect.

6.6	Distributions and Capital Reductions

(a)	Seamless shall not declare any dividends or make any distribution to its shareholders (whether in cash or in specie and whether of income or capital gains) which may cause it to be in breach of Clause 5.2 (Financial Covenants)) or or permit the reduction, repayment or redemption of its issued or paid-up share capital or undertake any share-buyback exercise.

(b)	Each Guarantor (other than Seamless) shall not declare any dividends or make any distribution to its shareholders (whether in cash or in specie and whether of income or capital gains) or permit the reduction, repayment or redemption of its issued or paid-up share capital or undertake any share-buyback exercise.

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(c)	Paragraphs (a) and (b) above shall not apply to the Divestiture.

6.7	Merger

Other than the SPAC Transaction, each Guarantor shall not enter into any amalgamation, demerger, merger, reconstruction, reorganisation, take-over or scheme of compromise or arrangement.

6.8	Conduct of Business

(a)	No Guarantor shall engage in any business or activities other than:

(i)	in the case of Regal, to be an investment holding company with no operations; and

(ii)	in the case of Seamless:

(A)	at all times prior to the closing of the SPAC Transaction, to be a leading operator of global money transfer services and airtime trading and, in each case, other activities which are ancillary or incidental thereto; and

(B)	from the date of the closing of the SPAC Transaction to the Seamless Termination Date, any business which will not materially affect its guarantee of the Initial Tranche.

(b)	Each Guarantor shall procure that no change is made to the general nature of its business from that carried on at the date of this Deed.

6.9	Acquisitions and Investments

Other than Divestiture and the SPAC Transaction, each Guarantor shall not form or acquire any company, business, asset or undertaking or make any investment, nor shall any Guarantor incorporate any Subsidiary or enter into any joint ventures with any Person which would have a Material Adverse Effect.

6.10	Loans and Guarantees

Each Guarantor shall not make any loans, grant any credit or give any guarantee or indemnity to or for the benefit of any Person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any Person which would have a Material Adverse Effect, save with the prior written consent of the Company.

6.11	Financial Indebtedness

(a)	At all times prior to the closing of the SPAC Transaction, Seamless shall not, conditionally or unconditionally, incur or have outstanding any Financial Indebtedness save as set out in Schedule 1 (Existing Debt) without the prior written consent of the Company.

(b)	From the date of the closing of the SPAC Transaction to the Seamless Termination Date, Seamless shall not, conditionally or unconditionally, incur or have outstanding any Financial Indebtedness which will materially affect its guarantee of the Initial Tranche.

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6.12	Records

Each Guarantor shall keep adequate records and books of accounts reflecting its transactions in conformity with GAAP.

6.13	Conduct of Affairs

Each Guarantor shall carry on and conduct its affairs and business in a proper and efficient manner and keep or cause to be kept in a good state of repair and condition in accordance with good commercial practice all its properties and other assets.

6.14	Constitutional Documents

Each Guarantor shall:

(a)	not amend, modify, alter or vary any of the provisions in its Memorandum and Articles of Association or other constitutional documents relating to its powers to borrow, guarantee, grant Security or perform any of its obligations under the Transaction Documents to which it is a party or to carry on any of its principal activities, except as contemplated by the Divestiture and the SPAC Transaction; and

(b)	duly furnish to the Company as soon as possible and in any event, not later than seven (7) days after they become effective, copies of all amendments to its Memorandum and Articles of Association or other constitutional documents, each certified true by a director or the company secretary of the relevant Guarantor.

6.15	General Insurance

Each Guarantor shall maintain at all times and in full force and effect such insurances on and in relation to its business and assets with reputable insurance companies acceptable to the Company against fire and such other risks and to such extent as is usual for prudent Persons located in the same or similar location or carrying on similar business.

6.16	Payment of Outgoings

Each Guarantor will duly and punctually pay and discharge all rents, rates, assessments, Taxes and all outgoings and charges payable in respect of its properties and other assets prior to the date when penalties become attached thereto and produce to the Company on demand, all receipts for such payments.

6.17	Anti-Corruption Law

Each Guarantor shall (a) conduct its business in compliance with applicable anti- corruption laws and (b) maintain policies and procedures designed to promote and achieve compliance with such laws.

6.18	Access to Inspect

(a)	Each Guarantor shall, if required by the Company, permit the Company and/or its agent to enter into and any land or premises belonging to it or where it carries on its business and inspect the same or to inspect all its accounts, records and statements and all other information relating to its assets wherever situate; Provided That so long as no Default or Event of Default has occurred and is continuing, the Company and/or its agent shall conduct such inspection in a manner so as not to unduly disrupt the business and operations of the relevant Guarantor.

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(b)	Each Guarantor shall give or procure to be given to the Company all written authorities or other directions and provide or procure to be provided such facilities and access as the Company may require for such inspections. At all times:

(i)	prior to the occurrence of a Default or an Event of Default which is continuing, each Party shall bear their respective expenses incurred in connection with such inspections; and

(ii)	on and after the occurrence of a Default or an Event of Default which is continuing, the Guarantors jointly and severally shall bear the expenses incurred by the Company and/or its agents in connection with such inspections.

6.19	Shareholding

Regal will ensure that there is no change or transfer of ownership, whether legal or beneficial, of any part of the issued or paid-up share capital of Seamless or the Purchaser held by Regal, save with the prior written consent of the Company.

7.	DEMANDS

7.1	Demands

Demands under this Deed may be made from time to time and the liabilities and obligations of each Guarantor may be enforced irrespective of:

(a)	whether any steps or proceedings are being or have been taken against any other Obligor or any other Person; or

(b)	whether or in what order any other Security to which the Company is entitled in respect of the Guaranteed Obligations is enforced.

7.2	Other Means of Satisfaction

The Company shall be at liberty, but not be bound, to resort for its benefit to any other means of payment at any time and in any order as it may think fit without thereby diminishing or discharging the liabilities of any Guarantor or the Purchaser and the Company may exercise its rights under this Deed either for the payment of the ultimate balance after resorting to other means of payment or for the balance due at any time notwithstanding that other means of payment have not been resorted to and in the latter event, without entitling any Guarantor or the Purchaser to any benefit from such other means of payment so long as any part of the Guaranteed Obligations remains unpaid or outstanding (whether actually or contingently).

8.	RIGHTS AND POWERS

8.1	Consolidation

Section 21(1) of the Property Act or any re-enactment or modification thereof shall not apply to this Deed.

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8.2	Payments by the Company

If the Company implements its rights under this Deed or if the Company makes any payment under this Deed (which it may, but shall not be obliged to, do), all moneys so incurred shall on demand, be repaid by the Guarantors to the Company together with interest thereon from the date the moneys were incurred until full payment (as well after as before judgment) at the default rate and on the basis set out in paragraphs (b) and (c) of Clause 2.2 (Interest) or any analogous provision of the Transaction Documents or at such other rate and on such other basis as the Company may determine from time to time.

8.3	Delegation

The Company may delegate in any manner to any Person any rights, powers, remedies, authorities or discretions exercisable by the Company under any Transaction Document. Any such delegation may be made upon such terms and conditions (including power to sub-delegate) as the Company thinks fit.

8.4	No Liability

The Company shall not be liable or responsible to any Guarantor or the Purchaser or any other Person for any costs, charges, losses, damages, liabilities or expenses arising from any act, neglect, default, omission or misconduct of any Delegate, save to the extent caused by the Company’s own gross negligence in selecting such delegate.

9.	[RESERVED]

10.	FURTHER ASSURANCE

Each Guarantor will at any time and from time to time upon the request of the Company, promptly execute and deliver to the Company, any and all further instruments and documents and do all acts and things as the Company may reasonably request for giving effect to or obtaining the full benefits of the covenants contained or implied in this Deed or the exercise of the rights, powers, remedies, authorities or discretions of the Company and the Delegates under this Deed. All costs and expenses incurred shall be jointly and severally paid by the Guarantors.

11.	CONTINUING SECURITY

11.1	Continuing Security

The obligations of the Guarantors under this Deed shall be continuing obligations and shall be and remain fully effective until the Discharge Date and shall remain in effect and this Deed and the Security created or expressed to be created by this Deed shall constitute and be a continuing security for the payment and discharge of the Guaranteed Obligations notwithstanding any intermediate payment or settlement of account or reduction or repayment of the Guaranteed Obligations for the time being owing or any other matter or thing whatsoever and shall be in addition to and shall not be merged in or be in any way prejudiced or affected by any of the other Transaction Documents or any collateral or other agreement, Security, guarantee, indemnity, right, remedy or lien of whatever nature from time to time held or judgment or order obtained by the Company for the Guaranteed Obligations or any part thereof nor shall any of the other Transaction Documents or any such collateral or other agreement, Security, guarantee, indemnity, right, remedy or lien or judgment or order to which the Company may be otherwise entitled or the liability of any Guarantor or the Purchaser or any other Person for all the Guaranteed Obligations or any part thereof be in any way prejudiced or affected by this Deed.

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11.2	Waiver of Defences

The obligations of the Guarantors under this Deed and the Security created or expressed to be created by this Deed shall not be discharged or affected by:

(a)	any time, indulgence, concession, waiver or consent at any time given to any Obligor or any other Person;

(b)	any amendment to any of the Transaction Documents or any other agreement, Security, guarantee, indemnity, right, remedy or lien;

(c)	the making or absence of any demand on any Obligor or any other Person for payment;

(d)	the enforcement or absence of enforcement of any of the Transaction Documents or any other agreement, Security, guarantee, indemnity, right, remedy or lien;

(e)	the taking, existence, discharge or release of any agreement, Security, guarantee, indemnity, right, remedy or lien;

(f)	the insolvency, dissolution, liquidation, winding up, amalgamation, reconstruction, reorganisation, change in constitution, bankruptcy, death, insanity, disability or incapacity of any Obligor or any other Person (or the commencement of any of the foregoing);

(g)	the irregularity, illegality, invalidity or unenforceability of or any defect in any provision of any of the Transaction Documents or any other agreement, Security, guarantee, indemnity, right, remedy or lien, or any of the obligations of any of the parties thereunder;

(h)	any change in the constitution of the Company whether by way of amalgamation, consolidation, reconstruction or otherwise;

(i)	any failure of the Company to perform its obligations under any of the Transaction Documents in accordance with the terms thereof; or

(j)	any other matter or thing whatsoever.

11.3	Continuation and Opening of Accounts

(a)	In the event of the commencement of the winding up of any Guarantor or if this Deed ceases for any reason to be binding on any Guarantor or if the Company shall at any time receive or be deemed to have received notice (either actual or otherwise) of any subsequent or other Security or other like interest, matter, event or transaction affecting this Deed or any part thereof, the Company may at any time open a new account or accounts for the relevant Guarantor in its books.

(b)	If the Company does not in fact open such new account, unless it gives express notice in writing to the relevant Guarantor to the contrary, the Company shall be treated as if it had in fact opened such account or accounts at the time when it received or is deemed to have received such notice.

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(c)	As from that time and unless such express notice in writing shall be given to the relevant Guarantor by the Company, all payments by or on behalf of each Guarantor to the Company shall be credited, or treated as having been credited, to a new account of that Guarantor and not as having been applied in reduction of the Guaranteed Obligations or any part thereof at the time when such notice was received or deemed to have been received.

11.4	Suspense Account

Unless and until the Company or Delegate is satisfied that it has irrevocably and unconditionally received or recovered all of the Guaranteed Obligations:

(a)	any amount paid to or received or recovered by the Company or any Delegate under or in connection with this Deed and/or any of the powers hereby conferred may be placed in a suspense account and the amount may be kept in such suspense account; and

(b)	the Company may refrain from applying or enforcing any other moneys, security or rights held or received by it (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and each Guarantor shall not be entitled to the benefit of the same

11.5	No Liability

The Company shall not incur any liability to any Guarantor or the Purchaser by reason of any action or inaction on its part in the exercise of any of the rights, powers, remedies, authorities or discretions vested in the Company under or pursuant to this Deed.

12.	SETTLEMENT

(a)	Any release, discharge or settlement between any Guarantor and the Company in relation to this Deed shall be conditional upon no right, Security, disposition or payment to the Company in respect of the Guaranteed Obligations or any part thereof being avoided, voidable or void, set aside or ordered to be refunded or reduced pursuant to any law relating to breach of duty by any Person liable, bankruptcy, liquidation, insolvency, administration, judicial management or protection from creditors generally or for any other reason.

(b)	If any such right, Security, disposition or payment is or becomes avoided, voidable or void or is at any time set aside or ordered to be refunded or reduced, the Company shall be entitled subsequently to exercise all its rights under the Transaction Documents against the relevant Guarantor as if such release, discharge or settlement had not occurred and any such Security, disposition or payment had not been made and the Company’s right to recover the full extent of the Guaranteed Obligations from the Guarantors shall not be in any way prejudiced thereby.

(c)	For the purposes of enabling the Company to sue any Guarantor or prove in the bankruptcy, liquidation or insolvency of any Guarantor or the Purchaser or to preserve intact the liability of any other Person, the Company may at any time, place and keep for such time as it thinks prudent, any moneys received, recovered or realised under this Deed or the other Transaction Documents to the credit of the relevant Guarantor or such other Person (if any) as the Company shall think fit without any intermediate obligation on its part to apply the same or any part thereof in or towards the discharge of the Guaranteed Obligations.

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13.	INDEMNITIES

13.1	Currency Indemnity

(a)	If any sum due from any Guarantor under this Deed (a “Sum”) or any order, judgment or award given or made in relation to a Sum has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”), that Guarantor will, as an independent obligation on demand, indemnify the Company against any cost, expense, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to the Company at the time of its receipt of that Sum.

(b)	Each Guarantor waives any right it may have in any relevant jurisdiction to pay any amount under this Deed in a currency or currency unit other than that in which it is expressed to be payable.

(c)	No proof or evidence of any actual loss may be required.

13.2	Other Indemnities

Each Guarantor irrevocably and unconditionally agrees and undertakes to indemnify each of the Company and the Delegates in full and to keep each of them fully indemnified from and against any action, loss, proceeding, cost, claim, demand or liability which the Company or any Delegate may sustain, suffer or incur as a result of or arising from any failure or default on the part of that Guarantor to pay any sum payable by it under this Deed or to perform and comply with its other obligations under this Deed or in the execution or purported execution of any of the rights, powers, remedies, authorities or discretions vested in the Company or any Delegate under or pursuant to this Deed.

13.3	Separate and Independent Obligations

The indemnities contained in this Clause 13:

(a)	constitute separate and independent obligations from the other obligations in this Deed or any other Transaction Document;

(b)	shall give rise to separate and independent causes of action;

(c)	shall apply irrespective of any indulgence granted by the Company;

(d)	shall continue in full force and effect despite any judgment, order, award, claim or proof for a liquidated amount in respect of any sum due under this Deed, any other Transaction Document or any judgment, order or award; and

(e)	shall apply whether or not a claim under it relates to any matter disclosed by any Obligor or otherwise known to the Company.

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14.	PAYMENTS, TAXES, COSTS AND EXPENSES

14.1	Payments

(a)	On each date on which any Guarantor is required to make a payment under this Deed, that Guarantor will make the same available to the Company (unless a contrary indication appears in this Deed) for value on the due date at the time and in such funds specified by the Company as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account with such bank in the principal financial centre of the country of that currency as the Company specifies.

14.2	Definitions

(a)	In this Clause 14, “Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Transaction Document.

(b)	Unless a contrary indication appears, in this Clause 14, a reference to “determines” or “determined” means a determination made in the absolute discretion of the Person making the determination.

14.3	Tax Gross-Up

(a)	All payments to be made by any Guarantor to the Company under or in connection with this Deed shall be made free and clear of and without any Tax Deduction unless that Guarantor is required to make a Tax Deduction, in which case, the sum payable by that Guarantor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that the Company receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	Each Guarantor will promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Company accordingly.

(c)	If any Guarantor is required to make a Tax Deduction, that Guarantor will make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the full amount required by law before any interest or penalty becomes payable.

(d)	Within fourteen (14) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the relevant Guarantor will deliver to the Company, evidence satisfactory to the Company that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

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14.4	Tax Indemnity

(a)	Without prejudice to Clause 14.3 (Tax Gross-Up), if the Company is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under this Deed (including any sum deemed for purposes of Tax to be received or receivable by the Company whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Company, the Guarantors will jointly and severally on demand by the Company, indemnify the Company against any loss, liability, cost or expense which may be suffered or incurred by the Company as a result of such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 14.4 shall not apply to:

(i)	any Tax imposed on and calculated by reference to the net income or revenue actually received or receivable by the Company (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by the Company but not actually receivable) or the property or franchise of the Company by the jurisdiction in which the Company is incorporated; or

(ii)	any Tax imposed on and calculated by reference to the net income of the Company actually received or receivable by the Company (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by the Company but not actually receivable) or the property or franchise of the Company by the jurisdiction in which the Company is located.

(b)	If the Company intends to make a claim under paragraph (a) above, it will notify the relevant Guarantor thereof.

14.5	Stamp Duty

The Guarantors will jointly and severally (a) pay and (b) on demand, indemnify each of the Company and the Delegates against any cost, expense, loss or liability the Company or any Delegate incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of this Deed.

14.6	Goods and Services Tax

The Guarantors will jointly and severally pay to each of the Company and the Delegates in addition to any amount payable by it to the Company or any Delegate under or in connection with this Deed, any goods and services, value-added or similar Tax payable in respect of that amount (and references in this Deed to that amount shall be deemed to include any such Taxes payable in addition to it).

14.7	[Reserved]

14.8	Amendment Costs

If any Obligor requests an amendment, waiver or consent, the Guarantors will jointly and severally on demand, reimburse the Company for the amount of all reasonable costs and expenses (including legal fees on a full indemnity basis) incurred by the Company or any Delegate in responding to, evaluating, negotiating or complying with that request or requirement.

14.9	Enforcement Costs

The Guarantors will jointly and severally on demand, pay to each of the Company and the Delegates the amount of all costs and expenses (including legal fees on a full indemnity basis) incurred by the Company or any Delegate in connection with the enforcement of or the preservation of any rights under this Deed.

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15.	ASSIGNMENT AND TRANSFER

15.1	Successors

This Deed shall be binding upon and enure to the benefit of the Guarantors and the Company and their respective successors and permitted assigns and transferees.

15.2	Assignments and Transfers by the Company

The Company may at its absolute discretion, without the consent of or notice to any Obligor, assign or transfer any of its benefits, rights and obligations to any other Person. Any such assignee or transferee shall be entitled to the full benefit of this Deed to the same extent as if it were an original party in respect of the benefits, rights and/or obligations assigned or transferred to it.

15.3	No Assignment or Transfer by the Guarantors

None of the Guarantors shall in any way assign or transfer any of its benefits, rights or obligations under this Deed.

16.	PERSONAL DATA

(a)	The Data Protection Policy is incorporated by reference into, and forms part of, this Deed. The Data Protection Policy shall apply to all personal data provided to and/or collected by the Company from time to time in connection with the Transaction Documents or the Lines of Credit or in the course of the relationship between the Company or any Affiliate of the Company with any Obligor and each Guarantor hereby consents to the collection, processing, use and disclosure of personal data in accordance therewith.

(b)	If any Guarantor provides the Company with the personal data of any individual (including, where applicable, any directors, partners, office holders, officers, employees, agents, shareholders and beneficial owners of any Obligor), that Guarantor undertakes, represents and warrants to the Company that (i) it has complied with all applicable personal data protection laws, regulations, guidelines and codes of practice, (ii) it has obtained such individual’s consent for, and hereby consents on behalf of such individual to, the collection, processing, use and disclosure of his or her personal data by the Company in accordance with the Data Protection Policy, and (iii) the personal data is accurate and complete.

(c)	In the event of any conflict or inconsistency between this Deed and the Data Protection Policy, the former shall prevail.

(d)	Any consent given pursuant to this Deed in relation to any personal data shall survive the death, incapacity, bankruptcy or insolvency of any such individual, the termination or expiration of any Transaction Document or the cancellation, termination or repayment of the Lines of Credit.

(e)	In this Clause 16:

(i)	“Data Protection Policy” means the data protection policy of the Company which is accessible on the respective websites of the Company, as the same may be amended, supplemented and/or substituted from time to time, and includes the Privacy Policy which is accessible at https://ripple.com/legal/privacy-policy; and

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(ii)	“personal data” has the meaning ascribed to it in the Personal Data Protection Act 2012 of Singapore.

17.	CONDUCT OF BUSINESS BY THE COMPANY

No provision of any of the Transaction Documents will:

(a)	interfere with the right of the Company to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Company to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Company to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

18.	SET-OFF

The Company may set off any matured obligation due from any Guarantor under this Deed (to the extent beneficially owned by the Company) against any matured obligation owed by the Company to that Guarantor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Company may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

19.	NOTICES

19.1	Communications in Writing

Any communication to be made under or in connection with this Deed shall be made in writing and unless otherwise stated, may be made by facsimile or letter.

19.2	Addresses

The address, email and facsimile number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Deed are as identified with its name in the execution pages of this Deed, or any substitute address, email address, facsimile number or department or officer as a Party may notify the other Parties by not less than five (5) Business Days’ notice.

19.3	Delivery

(a)	Subject to paragraph (b) below, any communication or document made or delivered by one Party to the other Parties under or in connection with this Deed will only be effective:

(i)	if by way of facsimile or email, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or two (2) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and if a particular department or officer is specified as part of its address details provided under Clause 19.2 (Addresses), if addressed to that department or officer.

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(b)	Any communication or document to be made or delivered to the Company will be effective only when actually received by the Company and then only if it is expressly marked for the attention of the department or officer identified with the signature of the Company below (or any substitute department or officer as the Company shall specify for this purpose).

(c)	Any communication or document which becomes effective in accordance with paragraphs (a) and (b) above after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

19.4	Facsimile and Email Indemnity

In the event that any Guarantor issues or purports to issue any communication via facsimile or email, the Company may (but shall not be obliged to) act upon such communication and in so doing, the Company shall not in any way be liable for any losses, costs, charges or expenses whatsoever, legal and otherwise, which that Guarantor may sustain, suffer or incur in consequence thereof and that Guarantor undertakes to indemnify and keep indemnified the Company in full from and against any losses, costs, charges or expenses whatsoever, legal and otherwise, which the Company may sustain, suffer or incur in consequence thereof.

19.5	English Language

All notices and other documents given or provided under or in connection with this Deed must be in English.

20.	CALCULATIONS AND CERTIFICATES

20.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with this Deed, the entries made in the accounts maintained by the Company are, in the absence of manifest error, conclusive evidence of the matters to which they relate.

20.2	Certificates and Determinations

Any certification or determination by the Company or any Delegate (including any computer generated statement or certificate) of a rate or amount under or in connection with this Deed or any other certificate, determination, notification or opinion of the Company or any Delegate provided for in this Deed is, in the absence of manifest error, final and conclusive evidence of the matters to which it relates and is binding on the Obligors.

20.3	Day Count Convention

Any interest, commission or fee accruing under this Deed will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty-five (365) days.

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21.	PARTIAL INVALIDITY

If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the laws of any other jurisdiction will in any way be affected or impaired.

22.	REMEDIES AND WAIVERS

No failure to exercise nor any delay in exercising on the part of the Company, any right or remedy under this Deed shall operate as a waiver nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

23.	AMENDMENTS AND WAIVERS

Any term of this Deed may be amended only with the prior consent of the Company and the Guarantors or waived only with the prior consent of the Company. Any such amendment or waiver must be in writing and will be binding on all Parties.

24.	COUNTERPARTS

This Deed may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

25.	GOVERNING LAW

This Deed is governed by Singapore law.

26.	ENFORCEMENT

26.1	Jurisdiction of Singapore Courts

(a)	The courts of Singapore have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed) (a “Dispute”).

(b)	The Parties agree that the courts of Singapore are the most appropriate and convenient courts to settle Disputes and accordingly, no Party will argue to the contrary.

26.2	Other Competent Jurisdiction

This Clause 26 is for the benefit of the Company only. As a result, the Company shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Company may take concurrent proceedings in any number of jurisdictions.

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26.3	Service of Process

Without prejudice to any other mode of service allowed under any relevant law, each Guarantor irrevocably appoints the Purchaser as its agent for service of process in relation to any proceedings before the Singapore courts in connection with this Deed and agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.

26.4	Waiver of Immunity

Each of the Guarantors hereby irrevocably agrees that:

(i)	should any Party take any proceedings anywhere (whether for an injunction, specific performance, damages or otherwise), no immunity (to the extent that it may at any time exist whether on the grounds of sovereignty or otherwise) from those proceedings or from attachment (whether in aid of execution before judgment or otherwise) of its assets or from execution of judgment shall be claimed by it or on its behalf or with respect to any of its assets, any such immunity being irrevocably waived; and

(ii)	it and its assets are and shall be subject to such proceedings, attachment or execution in respect of its obligations under this Deed.

27.	CONFIDENTIALITY

Each Party (the “Receiving Party”) shall maintain all Confidential Information it receives from another Party (the “Disclosing Party”) in strict confidence and not disclose any Confidential Information to any third party, unless agreed upon in writing by the Disclosing Party. A Receiving Party may disclose Confidential Information required to be disclosed by law, regulation, or a valid court order if the Receiving Party (i) gives the Disclosing Party timely notice, unless legally prohibited, so that the Disclosing Party may seek a protective order, confidential treatment, or other appropriate relief and (ii) discloses only the portion of Confidential Information that is necessary to comply with such law, regulation, or order. The obligations in this sub-paragraph are in addition to, and do not supersede, any confidentiality and nondisclosure obligations provided in any other written agreement between the Parties. “Confidential Information” means the terms of this Deed and any non-public information or materials provided by a Disclosing Party to a Receiving Party in connection with the performance of this Deed, but does not include any information or materials that: (A) was previously known to the Receiving Party free of any obligation to keep it confidential in favor of the Disclosing Party, (B) becomes generally available to the public other than due to breach of confidentiality obligations by the Receiving Party to the Disclosing Party, (C) is rightfully received the Receiving Party from a third party under no obligation of confidence to the Disclosing Party, (D) is independently developed by the Receiving Party without reference to any Confidential Information.

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SCHEDULE 1

Existing Debt

Regal Planet Limited (as of 31 August 2022)		Outstanding Principal
Lender	Loan Nature	Currency	Amount	Interest Rate
Chelsea Vanguard Fund	Exchangeable Bonds	USD	46,000,000	15%
		USD	16,000,000	15%
NG Chun Man Michael	Exchangeable Bonds	HKD	20,000,000	15%
HO Fung Shan Bob	Exchangeable Bonds	HKD	10,000,000	15%
Win Ease (BVI) Limited	Exchangeable Bonds	HKD	4,700,000	15%
AU Tsui Yee Maggie	Exchangeable Bonds	HKD	10,000,000	15%

Seamless Group Inc. (as of 31 August 2022)		Outstanding Principal
Lender	Loan Nature	Currency	Amount	Interest Rate
Chelsea Vanguard Fund	Convertible Bonds	USD	17,500,000	15-24%
Hong Kong Health Check and Medical Diagnostic Centre Limited	Loan Facility	HKD	3,000,000	15%
WONG Wing Chi Takis	Loan Facility	HKD	4,700,000	12%
KONG King Ong Alexander	Loan Facility	HKD	2,500,000	12%
HUI Ka Wah Ronnie	Loan Facility	HKD	4,700,000	12%
LI Tsz Kin	Loan Facility	HKD	2,200,000	12%
LAO Wai Hong Frank	Loan Facility	HKD	4,700,000	12%

Shareholders Loan	Loan Nature	Currency	Amount	Interest Rate
Regal Planet	Payment on behalf of TNGG for allotment of TNGA shares	HKD	24,990,000	Interest free
	Payment on behalf of TNGG for allotment of TNGA shares	HKD	19,000,000	Interest free
	Payment on behalf of TNGG for allotment of TNGA shares	HKD	19,743,951	Interest free
	Interest-free shareholders loan	USD	30,000,000	Interest free
	Interest-free shareholders loan	HKD	20,000,000	Interest free
	Interest-free shareholders loan	HKD	10,000,000	Interest free
	Interest-free shareholders loan	HKD	4,700,000	Interest free
	Interest-free shareholders loan	USD	4,200,000	Interest free
	Interest-free shareholders loan	HKD	4,294,123	Interest free
	Interest-bearing loan	HKD	10,000,000	15%
Fast Wealth	Interest-free shareholders loan	USD	1,000,000	Interest free
DBS Bank (Hong Kong) Limited	Letter of Credit	USD	2,000,000	Pledged to DBS for MasterCard Settlement for TNG (Asia) Limited

IN WITNESS WHEREOF the Parties have executed this Deed.

The Guarantors

ALEXANDER KONG KING ONG

Address: 21/F, Olympia Plaza, 255 King’s Road, North Point, Hong Kong

Facsimile Number: +852 3951 6201

Email: alex@tngfintech.com

Attention: Alex Kong

Signed, Sealed and Delivered by	)
ALEXANDER KONG KING ONG	)
in the presence of:	)

Witnessed by:	/s/Hui Ka Wah Ronnie

Name of Witness:	Hui Ka Wah Ronnie

REGAL PLANET LIMITED

Address: 21/F, Olympia Plaza, 255 King’s Road, North Point, Hong Kong

Facsimile Number: +852 3951 6201

Email: alex@tngfintech.com

Attention: Alex Kong

Executed and delivered as a deed	)
for and on behalf of	)	/s/ Alexander Kong King Ong
REGAL PLANET LIMITED	)	Authorised signatory
in the presence of:	)	Name: Alexander Kong King Ong

Witnessed by:	/s/Hui Ka Wah Ronnie

Name of Witness:	Hui Ka Wah Ronnie

SEAMLESS GROUP INC.

Address: 410 North Bridge Road, SPACES City Hall, Singapore 188726

Facsimile Number: N/A

Email: Ronnie.hui@seamlessgroup.com

Attention: Ronnie Hui

Executed as a deed by	)
Hui Ka Wah Ronnie	)
for and on behalf of	)
SEAMLESS GROUP INC.	)
in the presence of:	)

Witnessed by:	/s/Alexander Kong King Ong

Name of Witness:	Alexander Kong King Ong

The Company

RIPPLE LABS SINGAPORE PTE. LTD.

Address: 18 Robinson Road, #22-01 Singapore 048547

Facsimile Number: +65

Email: kbhatia@ripple.com

Attention: Kirit Bhatia

Executed and delivered as a deed	)
for and on behalf of	)
RIPPLE LABS SINGAPORE PTE. LTD.	)
in accordance with section 41B(1))
of the Companies Act 1967 of Singapore	)

/s/Lorrance Brooks Entwistle	/s/ Cheryl Wong
Authorized Signatory	Director/Secretary/Witness

Name: Lorrance Brooks Entwistle	Name: Cheryl Wong